PREFERRED INCOME FUND INCORPORATED
                              AMENDED AND RESTATED

                                 CODE OF ETHICS

I.       INTRODUCTION

         A.       GENERAL PRINCIPLES

                  This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of the Preferred Income Fund Incorporated (the "Fund") and is designed to govern the personal securities activities of Covered Persons. In general, in connection with personal securities transactions, Covered Persons should (1) always place the interests of the Fund's shareholders first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

         B.       APPLICABILITY

                  For purposes of this Code, "Covered Person" shall mean:

                  1.       Any officer or employee of the Fund

                  2. Any director, officer, general partner, or employee of any company in a control relationship to the Fund who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund or whose functions relate to the making of any recommendation to the Fund regarding the purchase or sale of securities or any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security (collectively, an "Advisory Person"), including the person or persons with the direct responsibility and authority to make investment decisions affecting the Fund (the "Portfolio Manager");

                  3. Any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and

                  4.       Any Director of the Fund.


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II.      RESTRICTIONS ON ACTIVITIES

         A.       BLACKOUT PERIODS

                  1. No Covered Person shall purchase or sell, directly or indirectly, any "security" in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) on a day during which the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

                  2. No Portfolio Manager shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) within seven (7) calendar days before or after the Fund trades in that security.

         B.       INTERESTED TRANSACTIONS

                  No Covered Person shall recommend any securities transactions by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

                  1. Any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;

                  2. Any contemplated transaction by such person in such securities;

                  3.       Any position with such issuer or its affiliates; and

                  4. Any present or proposed business relationship between such issuer or its affiliates and such person or any parties in which such person has a significant interest.

         C.       INITIAL PUBLIC OFFERINGS

                  No Advisory Person shall acquire, directly or indirectly, beneficial ownership of any securities in an initial public offering without the prior approval of the Designated Supervisory Person (as hereinafter defined) who has been provided by such Advisory Person with full details of the proposed transaction. In granting this prior approval, the Designated Supervisory Person shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Advisory Person by virtue of his or her position with the Fund. Purchases

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                  of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, will ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities such as municipal bonds in which the Fund does not customarily invest would usually be approved.

         D.       PRIVATE PLACEMENTS

                  No Advisory Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior approval of the Designated Supervisory Person who has been provided by such Advisory Person with full details of the proposed transaction. In granting this prior approval, the Designated Supervisory Person shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Advisory Person by virtue of his or her position with the Fund. Advisory Persons who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer will be subject to an independent review by Advisory Persons with no personal interest in the issuer.

         E.       GIFTS

                  No Advisory Person shall receive any gift or other things of more than DE MINIMIS value from any person or entity that does business with or on behalf of the Fund.

         F.       SERVICE AS A DIRECTOR

                  No Advisory Person shall serve on the board of directors of any publicly traded company without prior authorization from a committee comprised of the Designated Supervisory Person and two others (the "Compliance Committee") based upon a determination that such board service would be consistent with the interests of the Fund and its shareholders. If such service is authorized, the Advisory Person will be isolated from making investment decisions relating to such service through the implementation of appropriate "Chinese Wall" procedures established by the Compliance Committee.

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III.     EXEMPT TRANSACTIONS

         A. For purposes of this Code, the term "security" shall not include the following:

                  1. Securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

                  2.       Bankers' acceptances;

                  3.       Bank certificates of deposit;

                  4.       Commercial paper;

                  5. High quality short-term debt instruments, including repurchase agreements1; and

                  6.       Shares of registered open-end investment companies.

                  "Security" shall include options, futures contracts as well as "related securities," such as convertible securities and warrants.

         B. The prohibitions described in paragraph (A) of Article II shall not apply to:

                  1. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

                  2. Purchases or sales that are non-volitional on the part of the Covered Person;

                  3. Purchases that are part of an automatic dividend reinvestment plan;

                  4. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

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1 The SEC staff will interpret "high quality short-term debt instrument" to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

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                  5.       Subject to the advance approval by a Designated
                           Supervisory Person (as defined below) purchases or sales which are only remotely potentially harmful to the Fund because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Fund.

IV.      COMPLIANCE PROCEDURES

         A.       PRECLEARANCE

                  A Covered Person, excluding those officers of the Fund who are also employees of the Fund's administrator, may directly or indirectly, acquire or dispose of beneficial ownership of a security, including shares of the Fund, only if (1) such purchase or sale has been approved by a supervisory person designated by the Fund or, in the case of a person employed by the Fund's investment adviser, by such investment adviser (the "Designated Supervisory Person"), (2) the approved transaction is completed on the same day approval is received and (3) the Designated Supervisory Person has not rescinded such approval prior to execution of the transaction.

         B.       REPORTING - QUARTERLY TRANSACTION REPORTS

                  Every Covered Person must report certain information about EACH non-exempt transaction by which the Covered Person acquires ANY direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a security, PROVIDED, HOWEVER, that a Covered Person shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

                  A Covered Person must submit the report required by this
                  Article IV to the Designated Supervisory Person no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

                  1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved:

                  2. The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

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                  3.       The price of the security at which the transaction
                           was effected;

                  4. The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  5.       The date that the report is submitted by the Covered
                           Person.

                  Any report submitted to comply with the requirements of this
                  Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

                  The broker or futures commission merchant through which the transaction was effected shall be directed by the Covered Person to supply to the Designated Supervisory Person, on a timely basis, duplicate confirmations and monthly brokerage statements for all securities accounts. A Covered Person employed by the Fund's investment adviser will be deemed to have complied with the requirements of this Article IV by satisfying the preclearance and reporting requirements established by the Code of Ethics of such investment adviser if as strict as or stricter than this Code.

         C.       DISCLOSURE OF PERSONAL HOLDINGS -INITIAL AND ANNUAL HOLDINGS
                  REPORTS

                  INITIAL HOLDINGS REPORT. No later than 10 days after a person becomes a Covered Person, the following information shall be submitted to the Designated Supervisory Person:

                  1. The title, number of shares and principal amount of all Covered Securities owned directly or indirectly by the Covered Person when the Covered Person became a Covered Person;

                  2. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Covered Securities were held for the benefit of the Covered Person as of the date the person became a Covered Person; and

                  3.       The date that the report is submitted by the Covered
                           Person.

                  ANNUAL HOLDINGS REPORT. Each Covered Person shall submit to the Designated Supervisory Person the information listed in C(i), (ii) and (iii) above on an annual basis, which information shall not be more than 30 days old.

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         D.       NON-INTERESTED DIRECTORS

                  Any person who is a Covered Person with respect to the Fund by virtue of being a Director of the Fund, but who is not an "interested person" (as defined in the Investment Company Act of 1940, as amended) of the Fund, shall be required to comply with paragraphs (A), (B) and (C) above with respect to a transaction only if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment adviser.

         E.       CERTIFICATION OF COMPLIANCE

                  Each Covered Person is required to certify annually that he or she has read and understood the Fund's Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

         F.       REVIEW BY THE BOARD OF DIRECTORS

                  At least annually, the Fund and its investment adviser shall provide a written report to the Board of Directors which lists the following information:

                  1. All existing procedures concerning Covered Persons' personal trading activities and any procedural changes made during the past year;

                  2. Any recommended changes to the Fund's Code or procedures; and

                  3. A summary of any violations with respect to the Fund's Code or the investment adviser's Code of Ethics which occurred during the past year with respect to which remedial action was taken.

V.       SANCTIONS/ANNUAL REPORT OF COMPLIANCE COMMITTEE

         Upon discovering that a Covered Person has not complied with the requirements of this Code, the Designated Supervisory Person shall submit findings to the Compliance Committee. The Compliance Committee may impose on that

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         Covered Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of employment. Any significant sanction imposed shall be reported to the Board of Directors in accordance with Section IV(F)(3) above.

VI.      CERTIFICATION OF ADEQUACY

         The Fund and its investment adviser shall each provide to the Board of Directors of the Fund, no less frequently than annually, a written certification that each, respectively, have adopted procedures reasonably necessary to prevent Covered Persons from violating their respective Code of Ethics.

VII.     CONFIDENTIALITY

         All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VIII.    OTHER LAWS, RULE AND STATEMENTS OF POLICY

         Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Fund.

IX.      AMENDMENTS

         Any material change to this Code of Ethics must be approved by the Board of Directors of the Fund (including a majority of the non-interested Directors) within six months of such change.

X.       FURTHER INFORMATION

         If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Designated Supervisory Person.


Dated:  January 19, 2001

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                                  Attachment A

         The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

         The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is NOT deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.

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